                              SECOND AMENDMENT TO
                       ADMINISTRATIVE SERVICES AGREEMENT

   This SECOND AMENDMENT is made as of August 3, 2006 by and between GREEN CENTURY FUNDS, a Massachusetts business trust (the "Trust"), and GREEN CENTURY CAPITAL MANAGEMENT, INC., a Massachusetts corporation (the "Administrator").

                             W I T N E S S E T H:

   WHEREAS, the Trust and the Administrator are parties to that certain Administrative Services Agreement, as amended and restated April 7, 1995, and as further amended from time to time (the "Agreement"); and

   WHEREAS, the Trust and the Administrator wish to amend the Agreement in order to reflect a change to the compensation of the Administrator provided thereunder with respect to the Green Century Equity Fund (the "Equity Fund");

   NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and the Administrator do hereby agree as follows:

   SECTION 1. Definitions. Capitalized terms used in this Amendment without definition shall have the respective meanings assigned to them in the Agreement.

   SECTION 2. Amendment. Appendix A of the Agreement is hereby amended by deleting such Appendix A thereof in its entirety, and substituting therefore the attached Appendix A.

   SECTION 3. Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Agreement. The headings of the sections of this Amendment are inserted for convenience of reference only and shall not be deemed a part hereof.

   IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the day and year first above written.

                                              GREEN CENTURY FUNDS

                                              By:
                                                  ------------------------------
                                                  Kristina A. Curtis
                                                  President

                                              GREEN CENTURY CAPITAL
                                              MANAGEMENT, INC.

                                              By:
                                                  ------------------------------
                                                  Wendy Wendlandt
                                                  President

                                  APPENDIX A

FUND NAME                 ADMINISTRATION FEE
---------                 ------------------
Green Century Equity Fund a fee at a rate such that immediately following any payment to the
                          Administrator, the total operating expenses of the Fund (including investment advisory and distribution fees and any amortization of organization expenses), on an annual basis, do not exceed 0.95% of the
                          Fund's average daily net assets.